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                                                                     EXHIBIT 3.1

                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                         NATIONAL HEALTH PARTNERS, INC.


                                    ARTICLE I

                                      NAME

         The name of the corporation is National Health Partners, Inc.

                                   ARTICLE II

                           REGISTERED OFFICE AND AGENT

         The street address of the corporation's registered office in Indiana and the name of its registered agent at that office is C T Corporation System, 251 East Ohio Street, Suite 1100, Indianapolis, Indiana 46204.

                                   ARTICLE III

                                AUTHORIZED SHARES

         The total number of shares of capital stock which the corporation shall have the authority to issue is One Hundred Million (100,000,000) with a par value of $.001 per share, all of which shall be shares of common stock.

                                   ARTICLE IV

                                  INCORPORATORS

         The name and post office address of the incorporator of the corporation is Bruce O. Boxberger, 1400 One Summit Square, Fort Wayne, Indiana 46802.


         IN WITNESS WHEREOF, the corporation has caused these Restated Articles of Incorporation to be signed by Roger H. Folts, its Chief Financial Officer, this 11th day of October, 2005.

                                           By: /s/ Roger H. Folts
                                               ---------------------------------
                                               Roger H. Folts
                                               Chief Financial Officer